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                                                                      EXHIBIT 12

                             CARRIAGE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

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                                                                                                            THREE
                                                                                                         MONTHS ENDED
                                                                                                          MARCH 31,
                                         1996*         1997         1998         1999        2000**          2001
                                     ----------------------------------------------------------------------------------
Fixed charges:
     Interest expense                 $     4,347  $    5,889   $    9,720   $    17,358  $     20,705  $       5,327
     Amortization of capitalized
        expenses related to debt              150         200          150           242         1,026            190
     Rental expense                           308         629          720           876         1,606            379
                                      ---------------------------------------------------------------------------------
Total fixed charges before
     capitalized interest and
     preferred stock dividends              4,805       6,718       10,590        18,476        23,337          5,896
Capitalized interest                          250         450          600           686           770            125
                                      ---------------------------------------------------------------------------------
    Total fixed charges                     5,055       7,168       11,190        19,162        24,107          6,021

Preferred stock dividends                   1,037       1,627        1,082           167            88             25
                                      ---------------------------------------------------------------------------------
    Total fixed charges
       plus preferred dividends             6,092       8,795       12,272        19,329        24,195          6,046
                                      ---------------------------------------------------------------------------------

Earnings (loss) available for fixed
charges:
Earnings (loss) before income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle                                345      8,217        17,023        19,361      (101,035)         4,748
Add fixed charges before
     capitalized interest and
     preferred stock dividends              4,805      6,718        10,590        18,476        23,337          5,896
                                      ---------------------------------------------------------------------------------
Total earnings (loss) available
     for fixed charges                $     5,150  $   14,935   $   27,613   $    37,837  $    (77,698) $      10,644
                                      =================================================================================
Ratio of earnings (loss) to
     fixed charges (1)                       1.02       2.08          2.47           1.97        (3.22)          1.77
                                      =================================================================================
Ratio of earnings (loss) to fixed
     charges plus dividends (1)              0.85       1.70          2.25           1.96        (3.21)          1.76
                                      =================================================================================
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(1)  For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.
*    Earnings were inadequate to cover fixed charges. The coverage deficiency was $942,000 for 1996.
**   Earnings were inadequate to cover fixed charges. The coverage deficiency was $101,893,000 for 2000.